Exhibit 3.1

BYLAWS
OF
CSRA INC.
ARTICLE VIII
AMENDMENTS
Section 1. Stockholder Amendments. Bylaws may be adopted, amended or repealed by the affirmative vote of not less than a majority of the outstanding voting shares of the Corporation.